Exhibit 10.8
Williams Pipeline GP LLC
Director Compensation Policy
Adopted August 19, 2008
Revised January 23, 2009
Compensation of Directors
Members of the Board of Directors (the “Board”) of Williams Pipeline GP LLC (the “Company”) who are also officers or employees of affiliates of the Company shall receive no additional compensation for serving on the Board or Board committees.
I. Annual Compensation Package
Subject to adjustment as provided in Section IV below, for their service on the Board for the period beginning on January 24 of each year and ending on January 23 of the following year (“Annual Compensation Period”), directors who are not officers or employees of the Company or its affiliates (each a “Non-Employee Director” and collectively “Non-Employee Directors”) shall receive the following annual compensation package (“Annual Compensation Package”):
1.	$75,000 cash; and

2.	$5,000 cash each for service on the conflicts and audit committees of the Board.
Subject to the provisions of Section IV below, annual cash compensation amounts shall be paid as of January 24 of each year.
II. Conflicts Committee Fees
In addition to the Annual Compensation Package, each Non-Employee Director serving as a member of the conflicts committee shall receive $1,250 cash for each conflicts committee meeting where the member is present, minutes have been recorded, and substantive business was conducted at the meeting (“Conflicts Committee Fee”).
Conflicts Committee Fees shall be paid on January 24 each year for qualifying meetings held during the preceding twelve (12) months. To enable timely payment of meeting fees, a schedule detailing the number of qualifying meetings held during the prior twelve (12) months, as well as the members present at each meeting, will be provided to the Company’s corporate secretary no later than January 9 of each year.
III. Other Compensation
In addition, each Non-Employee Director shall receive the following for service on the Board:

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1.	for a person first elected as a Non-Employee Director, a one-time payment of $25,000 cash on the date of election to the Board; and

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reimbursement for reasonable out-of-pocket expenses incurred in connection with attending Board and committee meetings and attending education programs relevant to their duties as members of the Board.

IV. Interim Payment and Grant Dates and Proration
1.	Interim Payment and Grant Dates.

A person who first becomes a Non-Employee Director after January 24 and prior to May 1 shall receive the full Annual Compensation Package for such Annual Compensation Period paid as of May 15.

A person who first becomes a Non-Employee Director on or after May 1 and on or before July 31 shall receive a prorated Annual Compensation Package for such first Annual Compensation Period paid as of August 15.

A person who first becomes a Non-Employee Director on or after August 1 and prior to January 24 shall receive a prorated Annual Compensation Package for such first Annual Compensation Period paid as of January 24.

2.	Proration.

The amount of cash compensation for a prorated Annual Compensation Package shall be the product of the aggregate annual cash compensation amount applicable to such Non-Employee Director as set forth in Section I above multiplied by a fraction, the numerator of which is the number of full and fractional calendar months elapsing between the date such person first becomes a Non-Employee Director and the following January 23 and the denominator of which is 12.

V. Other Provisions
Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Williams Pipeline GP LLC Long-Term Incentive Plan (the “Plan”).

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